Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 107 to Registration Statement No. 002-10638 on Form N-1A of our report dated December 23, 2013, relating to the financial statements and financial highlights of Lord Abbett Affiliated Fund, Inc., appearing in the Annual Report on Form N-CSR of Lord Abbett Affiliated Fund, Inc. for the year ended October 31, 2013.

We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 24, 2014